EXHIBIT 10.63

OFFER LETTER WITH DR. STEPHEN DILLY
TO BECOME AN AVIGEN DIRECTOR

     [Avigen letterhead]

February 2, 2007

Stephen Dilly

Re: Position on the Board of Directors of Avigen, Inc.

Dear Stephen:

We are pleased that you have expressed the desire to become a member of the Board of Directors of Avigen, Inc. This is an exciting time for Avigen, and we believe that your skills and experience can greatly assist in moving Avigen forward. We would like to provide you with further information regarding your compensation as a member of the Board of Directors, should you decide to accept.

     1. Stock Option Grants. Upon your election to the Board of Directors, and in consideration of your services to Avigen as a director, you will be granted non-statutory stock options to purchase an aggregate of 30,000 shares of Avigen’s Common Stock under Avigen’s 2006 Equity Incentive Stock Option Plan. As a non-employee director, you will also be granted an option to purchase an additional 20,000 shares at each annual meeting of Avigen’s stockholders (with respect to the first such grant, your option will be pro rated such that the fraction of such 20,000 shares shall equal the fraction of the year that you serve until the 2007 annual meeting). All such options shall have an exercise price equal to the fair market value of Avigen’s Common Stock on the date of grant and shall vest over three years, with 33% vesting after the first year of grant, 34% after the second year of grant and the remaining 33% vesting after the third year of grant. The options shall be subject to vesting restrictions and other standard provisions set forth in Avigen’s stock option documentation.

     2. Reimbursement for Board Duties. As a non-employee director of Avigen, you will receive an annual retainer of $28,000, payable in quarterly installments. In addition, you will also be reimbursed for your expenses in attending Board of Directors and committee meetings.

     3. Indemnity Agreement. Avigen enters into a standard form of indemnity agreement with each of its directors. Such agreements require Avigen to indemnify its directors to the fullest extent permitted by law.

     4. Proprietary Information. In your role as a director of Avigen, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Additionally, you will receive confidential and proprietary information belonging to Avigen, which you will have a duty of care and a duty of loyalty to protect.

     5. Nature of Relationship. Your relationship with Avigen will be as a member of the Board of Directors and will not involve an employment or consulting relationship. This letter, together with the indemnity agreement and documents relating to your option grant, forms the complete and exclusive statement of our understanding with respect to your service on Avigen’s Board of Directors. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

     This offer is contingent upon formal election by Avigen’s Board of Directors, clearance with our Directors & Officers Insurance carrier, and confirmation that you will be considered an “independent director” for purposes of the Nasdaq Stock Market rules and regulations.

     Please sign and date this letter and return it to me to confirm that you wish to accept membership on the Board of Directors under the terms described above.

Very truly yours,

AVIGEN, INC.

	By:	/s/ KENNETH CHAHINE
Kenneth Chahine
President and Chief Executive Officer

Accepted:

/s/ STEPHEN DILLY	February 5, 2007
Stephen Dilly	Date